Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY  10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

September 18, 2012

Rockwood Holdings, Inc.

100 Overlook Center

Princeton, NJ 08540

Rockwood Specialties Group, Inc.
7101 Muirkirk Road

Beltsville, MD 20705

Ladies and Gentlemen:

We have acted as counsel to Rockwood Holdings, Inc., a Delaware corporation (the “Company”), Rockwood Specialties Group, Inc., a Delaware corporation (the “Issuer”) and to the subsidiaries of the Company listed on Schedules I and II hereto (collectively, the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company, the Issuer and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) debt securities of the Issuer (the “Debt Securities”) and (ii) guarantees of the Company and the Subsidiary Guarantors (collectively, in such capacity, the “Guarantors”) to be issued in connection with the Debt Securities (the “Guarantees”).  The Debt Securities and the Guarantees are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

The Debt Securities and the Guarantees thereof will be issued under an Indenture (the “Indenture”), among the Company, the Issuer and Well Fargo Bank, National Association, as trustee (the “Trustee”) as supplemented by a supplemental indenture (the “Supplemental Indenture”), among the Company, the Issuer and the Subsidiary Guarantors, each to be dated the date of issuance of the Securities.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, the Issuer and the Subsidiary Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the applicable Securities and the Supplemental Indenture: (a) each of the Company, the Issuer and the Subsidiary Guarantors (each, a “Securities Party”), as applicable, will be validly existing under the laws of the jurisdiction in which it was organized; (b) the execution, delivery and performance of the applicable Securities and Supplemental Indenture by each Securities Party will not violate the certificate of incorporation and by-laws of such Securities Party or the law of the jurisdiction in which such Securities Party is organized or any other applicable laws; and (c) the Supplemental Indenture (i) will have been duly authorized, executed and delivered by the Company, the Issuer and the Subsidiary Guarantors and (ii) will be the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             With respect to the Debt Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Issuer, a duly constituted and acting committee of such Board of Directors or duly authorized officers of the Issuer (such Board of Directors, committee or authorized officers being referred to herein as the “Issuer Board”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Issuer Board and otherwise in accordance with the provisions of the Indenture and applicable Supplemental Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

2.             With respect to the Guarantees, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board of Directors (or a duly constituted and acting committee thereof) of each Guarantor, or duly authorized officers of each Guarantor (such Board of Directors (or committee thereof) or authorized officer being referred to as a “Guarantor Authorized Party”), (b) the due execution, authentication, issuance and delivery of the Debt Securities underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the applicable Guarantor Authorizing Party and otherwise in accordance with the provisions of the Indenture and applicable Supplemental Indenture and such agreement and (c) the due issuance of such Guarantees, such Guarantees will constitute valid and legally binding obligations of the Guarantors issuing such Guarantees, enforceable against such Guarantors in accordance with their terms.

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Our opinions set forth in paragraph 1 and 2 above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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Schedule I

Guarantors incorporated in jurisdictions

other than the State of New York or the State of Delaware

Entity Name	Jurisdiction
Chemical Specialties, Inc.	North Carolina
Southern Clay Products, Inc.	Texas

Schedule II

Guarantors incorporated in the State of Delaware

Entity Name	Jurisdiction
CeramTec North America Corporation	Delaware
Chemetall Corporation	Delaware
Chemetall US, Inc.	Delaware
Durawear Corporation	Delaware
Excalibur Realty Company	Delaware
Foote Chile Holding Company	Delaware
Pool Spa Holdings, Inc.	Delaware
Rockwood Lithium Inc.	Delaware
Rockwood Pigments NA, Inc.	Delaware
Rockwood Specialties Inc.	Delaware
Southern Color N.A., Inc.	Delaware